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SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

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FPL Group, Inc.
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FPL Group, Inc.
P.O. Box 14000
700 Universe Boulevard
Juno Beach, Florida 33408-0420

Notice of Annual Meeting of Shareholders
May 23, 2003

The Annual Meeting of Shareholders of FPL Group, Inc. will be held at the PGA National Resort, 400 Avenue of the Champions, Palm Beach Gardens, Florida, at 10:00 a.m. on Friday, May 23, 2003, to consider and act upon:

  •
  Election of directors.

  •
  Ratification of the appointment of Deloitte & Touche LLP as auditors.

  •
  A shareholder proposal regarding expensing stock option grants.

  •
  Such other matters as may properly come before the meeting.

The record date for shareholders entitled to notice of, and to vote at, the Annual Meeting and any adjournment or postponement thereof is March 17, 2003.

Admittance to the meeting will be limited to shareholders. Shareholders who plan to attend are requested to so indicate by marking the appropriate space on the enclosed proxy card or following the telephonic or Internet instructions. If you are a shareholder of record or you are a participant in any of FPL Group, Inc.'s Employee Thrift Plans an admission ticket is included as part of your proxy card. You will need your admission ticket, as well as a form of personal identification, to attend the annual meeting. Shareholders whose shares are held in street name (the name of a broker, trust, bank or other nominee) should bring with them a legal proxy or a recent brokerage statement or letter from the street name holder confirming their beneficial ownership of shares.

Please mark, date, sign, and return the enclosed proxy card promptly so that your shares can be voted, regardless of whether you expect to attend the meeting. Alternatively, you may cast your vote by telephone or electronically by following the instructions on your proxy card. If you attend, you may withdraw your proxy and vote in person.

By order of the Board of Directors.

Dennis P. Coyle
General Counsel and Secretary

Juno Beach, Florida
April 10, 2003

FPL GROUP, INC.
Annual Meeting of Shareholders
May 23, 2003
Proxy Statement

Annual Meeting

The Annual Meeting of Shareholders of FPL Group, Inc. ("FPL Group" or the "Company") will be held at 10:00 a.m. on Friday, May 23, 2003. The enclosed proxy is solicited by your Board of Directors, who urge you to respond in the belief that every shareholder, regardless of the number of shares held, should be represented at the Annual Meeting.

Whether or not you expect to be present at the meeting, please mark, sign, and date the enclosed proxy card and return it in the enclosed envelope. Alternatively, you may cast your vote by telephone or electronically by following the instructions on your proxy card. Please note that there are separate arrangements for using electronic voting depending on whether your shares are registered in your name or in the name of a brokerage firm or bank. You should check the proxy card or voting instructions forwarded by your broker, bank or other holder of record to see which options are available. If voting by telephone you should dial the toll-free number indicated on the proxy card; you will then be prompted to enter the control number printed on your proxy card and to follow subsequent instructions. Any shareholder giving a proxy may revoke it at any time before it is voted at the meeting by delivering to the Company written notice of revocation or a proxy bearing a later date, or by attending the meeting in person and casting a ballot. You may also change your vote by telephone or electronically. You may change your vote by using any one of these methods regardless of the procedure used to cast your previous vote. Votes cast in person or by proxy will be tabulated by the inspectors of election appointed by the Board of Directors.

The shares represented by your proxy will be voted in accordance with the specifications made on your proxy. Unless otherwise directed, such shares will be voted:

  •
  For the election as directors of the nominees named in this proxy statement.

  •
  For the ratification of the appointment of Deloitte & Touche LLP as auditors.

  •
  Against the shareholder proposal relating to expensing stock option grants.

  •
  In accordance with the best judgment of the persons acting under the proxy concerning other matters that are properly brought before the meeting and at any adjournment or postponement thereof.

Shareholders of record at the close of business on March 17, 2003, are entitled to notice of, and to vote at, the meeting. Each share of Common Stock, $.01 par value, of the Company is entitled to one vote. At the close of business on March 17, 2003, the Company had 183,234,174 shares of Common Stock outstanding and entitled to vote. The Company anticipates first sending this proxy statement and the enclosed proxy card to shareholders on or about April 10, 2003.

In determining the presence of a quorum at the Annual Meeting, abstentions are counted and broker non-votes are not counted. The current Florida Business Corporation Act (the "Act") provides that directors are elected by a plurality of the votes cast and all other matters are approved if the votes cast in favor of the action exceed the votes cast against the action (unless the matter is one for which the Act or the articles of incorporation require a greater vote). Therefore, under the Act, abstentions and broker non-votes have no legal effect on whether a matter is approved. However, FPL Group's Bylaws, which were adopted prior to the current Act and remain in effect, provide that any matter, including the election of directors, is to be approved by the affirmative vote of a majority of the total number of shares represented at the meeting and entitled to vote on such matter (unless the matter is one for which the Act or some other law or regulation expressly requires or permits the Board of Directors to require a greater vote, or FPL Group's Articles of Incorporation or Bylaws require a greater or different vote). Therefore, as to any matter voted on by shareholders at the Annual Meeting, including the election of directors, the affirmative vote of a majority of the total number of shares represented at the meeting and entitled to vote is required, abstentions have the same effect as a vote against a matter, and broker non-votes have no legal effect.

BUSINESS OF THE MEETING

Proposal 1: Election of Directors

Listed below are the eleven nominees for election as directors, their principal occupations, and certain other information regarding them. Unless otherwise noted, each director has held his or her present position continuously for five years or more and his or her employment history is uninterrupted. Directors serve until the next Annual Meeting of Shareholders or until their respective successors are elected and qualified. Unless you specify otherwise in your proxy, it will be voted for the election of the listed nominees.

H. Jesse Arnelle Mr. Arnelle, 69, is of counsel to Womble, Carlyle, Sandridge & Rice, a North Carolina-based law firm. He is a director of Armstrong World Industries, Inc., Eastman Chemical Company, Gannett Corporation, Textron, Inc., Waste Management, Inc., and Metropolitan Series Fund, Inc. He served from 1992 to 1997 as vice-chairman and from 1997 to 1998 as chairman of the Pennsylvania State University Board of Trustees. Mr. Arnelle has been a director of FPL Group since 1990.

Sherry S. Barrat Mrs. Barrat, 53, is chairman and chief executive officer of Northern Trust Bank of California, N.A. Prior to being elected to that office in January 1999, she was president of Northern Trust Bank of Florida's Palm Beach Region. She also serves on the boards of The Employers Group, the Childrens Hospital of Los Angeles, The Los Angeles World Affairs Council, The Anderson School at UCLA Board of Visitors, California State University/Northridge Foundation, the Los Angeles Sports and Entertainment Commission, Town Hall and Blue Ribbon at the Los Angeles Music Center. Mrs. Barrat has been a director of FPL Group since 1998.

Robert M. Beall, II Mr. Beall, 59, is chairman and chief executive officer of Beall's, Inc., the parent company of Beall's Department Stores, Inc., and Beall's Outlet Stores, Inc., which operate retail stores located from Florida to California. Mr. Beall is a director of Blue Cross/Blue Shield of Florida and the National Retail Federation. He is also past chairman of the Florida Chamber of Commerce and a member of the Florida Council of 100. Mr. Beall has been a director of FPL Group since 1989.

J. Hyatt Brown Mr. Brown, 65, is chairman and chief executive officer of Brown & Brown, Inc., an insurance broker based in Daytona Beach and Tampa, Florida. He is a director of SunTrust Banks, Inc., BellSouth Corporation, Rock-Tenn Company, SCPIE Holdings, and the International Speedway Corporation. Mr. Brown is a former member of the Florida House of Representatives and served as Speaker of the House from 1978 to 1980. He is a member and past chairman of the Board of Trustees of Stetson University. Mr. Brown has been a director of FPL Group since 1989.

James L. Camaren Mr. Camaren, 48, is chairman and chief executive officer of Utilities, Inc., one of the largest investor-owned water utilities in the United States until March 2002, when it was acquired by Nuon, a Dutch company. He joined the company in 1987 and served as vice president of business development, executive vice president, and vice chairman, becoming chairman and chief executive officer in 1996. Mr. Camaren has been a director of FPL Group since October 2002.

Alexander W. Dreyfoos, Jr. Mr. Dreyfoos, 71, is the owner and chairman of the Dreyfoos Group of companies. These include Photo Electronics Corporation, a developer of electronic equipment for the photographic industry, which he founded in 1963, and the Sailfish Marina, a marina-motel. He serves as chairman of the Raymond F. Kravis Center for the Performing Arts and a trustee of M.I.T. Corporation. He is a founding member and former chairman, and now an honorary member, of the Economic Council of Palm Beach County. Mr. Dreyfoos has been a director of FPL Group since 1997.

Paul J. Evanson Mr. Evanson, 61, became the president of Florida Power & Light Company, FPL Group's principal subsidiary, and a director of FPL Group in 1995 after having served as vice president, finance, and chief financial officer of FPL Group and senior vice president, finance, and chief financial officer of Florida Power & Light Company since 1992. Prior to that, he was president and chief operating officer of Lynch Corporation, a diversified holding company. Mr. Evanson is a director of Florida Power & Light Company and Lynch Interactive Corporation.

Lewis Hay III Mr. Hay, 47, became a director, president and chief executive officer of FPL Group in June 2001, and chairman of FPL Group and chairman and chief executive officer of Florida Power & Light Company, in January 2002. He joined FPL Group in 1999 as vice president, finance and chief financial officer. From March 2000 until December 2001 he served as president of FPL Group's non-utility power generation subsidiary, FPL Energy, LLC. From May 1999 to July 1999 he was President of LSME Acquisition Co., LLC, a specific purpose acquisition company. Prior to that, Mr. Hay was executive vice president and chief financial officer of U.S. Foodservice, Inc., a food service distributor. He is a director of Florida Power & Light Company and Harris Corporation.

Frederic V. Malek Mr. Malek, 66, has been chairman of Thayer Capital Partners, a merchant bank, since 1993. Mr. Malek was formerly the president and vice chairman, successively, of Northwest Airlines, Inc., and prior to that was president of Marriott Hotels and Resorts. He served as campaign manager for Bush/Quayle `92. Mr. Malek also served in several U.S. government positions, including deputy director of the Office of Management and Budget. He is a director of Aegis Communications Group, Inc., American Management Systems, Inc., Automatic Data Processing Corporation, Inc., CB Richard Ellis, the Federal National Mortgage Association (Fannie Mae), Manor Care, Inc., Northwest Airlines, Inc., and 22 investment companies in the Brinson fund complex. Mr. Malek has been a director of FPL Group since 1987.

Paul R. Tregurtha Mr. Tregurtha, 67, is chairman and chief executive officer of Mormac Marine Group, Inc., a maritime company, and of Moran Transportation Company, a tug/barge enterprise. He is also vice chairman of Interlake Steamship Company and Lakes Shipping Company. Mr. Tregurtha previously served as chairman, chief executive officer, president and chief operating officer of Moore McCormack Resources, Inc., a natural resources and water transportation company. Mr. Tregurtha is a director of Teachers Insurance and Annuity Association and Fleet Boston Financial Corporation. Mr. Tregurtha has been a director of FPL Group since 1989.

Frank G. Zarb Mr. Zarb, 68, is chairman of Frank Zarb Associates, LLC, a consulting firm to the financial industry, and a managing director of Hellman & Friedman, LLC, a private equity investment firm. He served as the chairman and chief executive officer of the National Association of Securities Dealers, Inc. from February 1997 until October 2000 and The Nasdaq Stock Market, Inc. from February 1997 until January 2001 and as chairman of those organizations until September 2001. From 1994 to January 1997 he was chairman, president and chief executive officer of Alexander & Alexander Services, Inc., a worldwide insurance brokerage and professional services consulting firm. He served in senior posts with seven U.S. Presidents, including the Federal Energy Administration (Energy Czar) in the Ford Administration. He is a director of American International Group, Inc. Mr. Zarb has been a director of FPL Group since August 2002.

The Board of Directors recommends a vote "FOR" the election of all nominees.

Proposal 2: Ratification of Appointment of Independent Auditors

In accordance with the provisions of the Sarbanes-Oxley Act of 2002 ("SOA"), the Audit Committee of the Board now appoints the Company's independent auditors. It has appointed the certified public accounting firm of Deloitte & Touche LLP as independent public accountants to audit the accounts of FPL Group and its subsidiaries for the fiscal year ending December 31, 2003. If the shareholders do not ratify the appointment, it will be reconsidered by the Audit Committee.

In accordance with the requirements of SOA and the revised Charter of the Audit Committee, effective May 1, 2003, all audit and audit-related work performed by Deloitte & Touche LLP is approved in advance by the Audit Committee, including the fees payable to them for such work. In addition, and also in conformity with SOA and with its Charter as revised effective May 1, 2003, the Audit Committee approves all non-audit work performed by Deloitte & Touche LLP in advance of the commencement of such work or, in cases which meet the de minimus exception in SOA, prior to completion of the audit. The Audit Committee has delegated to the chairman of the committee the right to approve audit, audit-related and non-audit work, within certain limitations, between meetings of the Audit Committee, provided any such decision is presented to the Audit Committee at its next scheduled meeting.

Representatives of Deloitte & Touche LLP will be present at the 2003 Annual Meeting and will have an opportunity to make a statement and to respond to appropriate questions raised at the meeting.

For the years ended December 31, 2002 and 2001, professional services were performed by Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates (collectively, Deloitte & Touche), which includes Deloitte Consulting.

Audit and audit-related fees aggregated $1,691,000 and $1,973,000 for the years ended December 31, 2002 and 2001, respectively and were composed of the following:

Audit Fees

The aggregate fees billed for the audit of FPL Group's annual consolidated financial statements for the fiscal years ended December 31, 2002 and 2001 and for the reviews of the financial statements included in FPL Group's Quarterly Reports on Form 10-Q for these fiscal years were $1,390,000 and $1,158,000, respectively.

Audit-Related Fees

The aggregate fees billed for audit-related services for the fiscal years ended December 31, 2002 and 2001 were $301,000 and $815,000, respectively. These fees primarily related to audits of employee benefit plans, due diligence pertaining to acquisitions and consultation on accounting standards and on transactions. Audit-related fees include $206,000 of fees billed by Deloitte Consulting for the year ended December 31, 2001.

Tax Fees

The aggregate fees billed for tax services for the fiscal years ended December 31, 2002 and 2001 were $1,194,000 and $83,000, respectively. These fees primarily related to tax compliance and planning services.

All Other Fees

The aggregate fees for services not included above were $1,773,000 and $4,397,000, respectively, for the fiscal years ended December 31, 2002 and 2001. The fees primarily related to integrated supply chain systems implementation and employee benefit consulting, and 2001 also includes merger-related services. All other fees include $1,334,000 and $4,336,000 of fees billed by Deloitte Consulting for the years ended December 31, 2002 and 2001, respectively.

The Audit Committee has determined that the non-audit services provided by Deloitte & Touche during 2002 and 2001 were compatible with maintaining that firm's independence.

The Board of Directors recommends a vote "FOR" ratification.

Proposal 3: Expensing Stock Option Grants

The United Brotherhood of Carpenters and Joiners of America, 101 Constitution Avenue, N.W., Washington, DC 20001, is the beneficial owner of approximately 300 shares of FPL Group's Common Stock and submits the following proposed resolution and supporting statement:

  Resolved, that the shareholders of FPL Group, Inc. ("Company") hereby request that the Company's Board of Directors establish a policy of expensing in the Company's annual income statement the costs of all future stock options issued by the Company.

Union's Supporting Statement

Current accounting rules give companies the choice of reporting stock option expenses annually in the company income statement or as a footnote in the annual report (See: Financial Accounting Standards Board Statement 123). Most companies, including ours, report the cost of stock options as a footnote in the annual report, rather than include the option costs in determining operating income. We believe that expensing stock options would more accurately reflect a company's operational earnings.

Stock options are an important component of our Company's executive compensation program. Options have replaced salary and bonuses as the most significant element of executive pay packages at numerous companies. The lack of option expensing can promote excessive use of options in a company's compensation plans, obscure and understate the cost of executive compensation and promote the pursuit of corporate strategies designed to promote short-term stock price rather than long-term corporate value.

A recent report issued by Standard & Poor's indicated that the expensing of stock option grant costs would have lowered operational earnings at companies by as much as 10%. "The failure to expense stock option grants has introduced a significant distortion in reported earnings," stated Federal Reserve Board Chairman Alan Greenspan. "Reporting stock options as expenses is a sensible and positive step toward a clearer and more precise accounting of a company's worth." Globe and Mail, "Expensing Options Is a Bandwagon Worth Joining," August 16, 2002.

Warren Buffett wrote in a New York Times Op-Ed piece on July 24, 2002:

  There is a crisis of confidence today about corporate earnings reports and the credibility of chief executives. And it's justified.

  For many years, I've had little confidence in the earnings numbers reported by most corporations. I'm not talking about Enron and WorldCom—examples of outright crookedness. Rather, I am referring to the legal, but improper, accounting methods used by chief executives to inflate reported earnings...

  Options are a huge cost for many corporations and a huge benefit to executives. No wonder, then, that they have fought ferociously to avoid making a charge against their earnings. Without blushing, almost all C.E.O.'s have told their shareholders that options are cost-free...

  When a company gives something of value to its employees in return for their services, it is clearly a compensation expense. And if expenses don't belong in the earnings statement, where in the world do they belong?

Many companies have responded to investors' concerns about their failure to expense stock options. In recent months, more than 100 companies, including such prominent ones as Coca Cola, Washington Post, and General Electric, have decided to expense stock options in order to provide their shareholders more accurate financial statements. Our Company has yet to act. We urge your support.

Board of Director's Response

The Board of Directors has carefully considered the proposal submitted by The United Brotherhood of Carpenters and Joiners of America and does not believe that it is in the best interests of our shareholders to record stock option expense in FPL Group's income statement at this time.

There is considerable ongoing debate regarding accounting for stock options. This debate may well be resolved by the accounting standard setters in the relatively near future. We believe that it would be premature for FPL Group to change its accounting until this issue is resolved. We believe that FPL Group would be placed at a competitive disadvantage if it were to begin recognizing stock option expense in its income statement at a time when most of FPL Group's peer companies do not recognize expense for stock options in their income statements, and that FPL Group shareholders would be disadvantaged by making it more difficult for investors to compare FPL Group's performance to that of its peers. FPL Group's reported earnings would be comparatively lower than the reported earnings of peer companies that do not expense stock options. If the current debate results in new accounting rules that require all companies to expense stock options, FPL Group will, of course, comply.

The Board of Directors believes employee ownership of the Company's Common Stock serves the interest of all shareholders as a means of promoting focus on the long-term increase in shareholder value. In 2002, options at market prices were granted to over 783 people at all levels of the Company, not just senior executives. Option grants are just one element of the Company's program to attract, motivate, and retain the talent that is critical to its success. Moreover, we believe that the use of stock option grants at FPL Group has always been modest and appropriate. The dilutive effect of these options has always been reflected in the Company's weighted-average shares outstanding that is used for purposes of computing diluted earnings per share in accordance with generally accepted accounting principles. During the past three fiscal years, stock options (net of cancellations) have diluted earnings per share by 1/10 of 1% in 2000, 6/100 of 1% in 2001 and 9/100 of 1% in 2002.

Current accounting rules give companies the choice of accounting for stock options using the intrinsic value method prescribed by Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees," which generally results in recording no expense for stock option awards, or the fair value method prescribed by Statement of Financial Accounting Standards No. 123, "Accounting for Stock Compensation," ("SFAS No. 123"), which generally results in expense recognition. Accounting rules further require that the impact of the fair value method be disclosed in the footnotes to the financial statements if the intrinsic value method is used. FPL Group is in full compliance with current accounting rules.

Most public companies, including FPL Group, account for employee stock-based compensation, including stock options, using the intrinsic value method. The "intrinsic value" of the option is the amount by which the quoted market price of the stock exceeds the exercise price of the option on the date of grant. Generally, option awards have zero intrinsic value on the date of grant as the exercise price is set to be equal to the market price of the stock on that date. In addition, all of the options granted to the employees of FPL Group are subject to vesting periods and cannot be exercised on the grant date. Therefore, the Board of Directors believes the "intrinsic value" method provides both a transparent and accurate picture of the Company's earnings.

The fair value method computes compensation expense based on the fair value of the option at the date of grant. "Fair value" is determined using an option-pricing model that takes into account multiple factors in estimating value. However, no uniform or conventional methodology is mandated for computing fair value, and the provisions of SFAS No. 123 related to fair value calculation are subject to wide interpretation which can have a material impact on the calculation of expense.

The Board of Directors believes it is generally in the best interest of shareholders for the Company to follow the most widely used industry practice when given a choice under accounting rules, and to the extent there is uncertainty and debate, to await consensus and/or direction by the accounting authorities prior to implementing any material change. The uncertainties associated with a current adoption of SFAS No. 123 may lead to financial statements that are not comparable with FPL Group's industry peers. Consequently, the Board of Directors has determined that the intrinsic value method remains the preferable choice, both because it is currently the most widely used standard and because it provides complete information to evaluate the Company with or without the inclusion of stock options as an expense. While an estimated value of expense for stock options is not included in the Company's consolidated statements of income, the impact of the potential expense is clearly disclosed in the notes to the consolidated financial statements, thus giving investors information necessary to evaluate the Company's earnings under the alternate methodology. As reflected in note 1 of the notes to our consolidated financial statements, use of the fair value method would have had an estimated earnings impact of $0.04 per share in fiscal 2002.

We share the desire to have transparent and accurate accounting policies implemented in a prudent manner with full and complete information as it pertains to this issue. We believe the best way to accomplish this objective at this time is to retain the current accounting policy with respect to stock options and await consensus and clarity on whether, and if so how, to expense stock options.

The Board of Directors recommends a vote "AGAINST" the proposal to expense stock options.

INFORMATION ABOUT THE COMPANY AND MANAGEMENT

Performance Graphs

The graph below compares the cumulative total returns, including reinvestment of dividends, of FPL Group Common Stock with the companies in the Standard & Poor's 500 Index (S&P 500), the Standard & Poor's Electric Companies Index (S&P Electrics) and the Dow Jones US Electric Utilities Index (Dow Jones Electrics). The comparison covers the five years ended December 31, 2002, and is based on an assumed $100 investment on December 31, 1997, in each of the S&P 500, the S&P Electrics, the Dow Jones Electrics and FPL Group Common Stock. The S&P Electrics is based on the performance of 24 companies; the Dow Jones Electrics is based on the performance of 60 companies. The S&P Electrics is more heavily weighted toward companies engaged in the traditional state-regulated electric utility business. The Dow Jones Electrics, which includes all of the companies included in the S&P Electrics, also includes a number of companies that are exclusively or primarily engaged in the independent power production business. FPL Group is primarily engaged in the traditional electric utility business, but is increasingly engaged in the independent power production business as well. Therefore, both indexes have been selected for comparison purposes. FPL Group is included in all three indexes.

Total Return for the
Five Years Ended December 31, 2002

Common Stock Ownership of Management and Others

The following table indicates how much FPL Group Common Stock is beneficially owned by (a) each person known by FPL Group to own 5% or more of the Common Stock, (b) each of FPL Group's directors and each executive officer named in the Summary Compensation Table, and (c) the directors and all FPL Group executive officers as a group.

Principal Shareholders:	Number of Shares(a)
Fidelity Management Trust Company 82 Devonshire Street Boston, Massachusetts 02109	14,728,851(b)
Wellington Management Company, LLP 75 State Street Boston, Massachusetts 02109	15,283,356(c)
Directors and Executive Officers:
H. Jesse Arnelle	13,488(d)(e)(g)
Sherry S. Barrat	8,636(d)(g)
Robert M. Beall, II	9,483(e)(g)
J. Hyatt Brown	17,445(e)(g)(i)
James L. Camaren	5,400(g)
Armando M. Codina	17,346(d)(e)(g)(j)
Dennis P. Coyle	190,341(f)(g)(h)(i)
Moray P. Dewhurst	75,116(d)(f)(g)(h)
Willard D. Dover	9,634(e)(g)(j)
Alexander W. Dreyfoos, Jr.	13,838(d)(g)
Paul J. Evanson	294,258(d)(f)(g)(h)
Lewis Hay III	256,026(d)(f)(g)(h)
Frederic V. Malek	8,426(e)(g)
James L. Robo	40,223(f)(g)(h)
Paul R. Tregurtha	10,712(d)(e)(g)
Frank G. Zarb	2,900(g)
All directors and executive officers as a group	1,365,067(d)(e)(f)(g)(h)(i)(k)

(a)
Information is as of February 13, 2003, except as indicated. Unless otherwise indicated, each person has sole voting and sole investment power.
(b)
Represents 8.1% of the Common Stock outstanding; shares held as Trustee under the Florida Power & Light Company Master Thrift Plan Trust. The Trustee disclaims beneficial ownership of such securities. Shares are voted by the Trustee in accordance with instructions of the participants to whose accounts such shares are allocated, and a proportionate number of shares which are held in the plans but not yet allocated to participants are voted in accordance with such instructions. Leveraged ESOP shares held in the plans which have been allocated to participants' accounts, but for which voting instructions are not received, are voted by the Trustee in the same proportions as those shares which have been voted by participants.
(c)
Represents 8.4% of the Common Stock outstanding. This information has been derived from Schedule 13G/A of Wellington Management Company, LLP ("WMC"), filed with the Securities and Exchange Commission on February 12, 2003. All shares are owned of record by clients of WMC, which reported shared voting power over 8,308,439 shares and shared dispositive power over 15,283,356 shares.
(d)
Includes 4,154; 9,859; 5,353; 6,238; 72,287; 1,600; 217; and 4,436 share units for Messrs. Arnelle, Codina, Dewhurst, Dreyfoos, Evanson, Hay and Tregurtha, and Mrs. Barrat, respectively, and a total of 147,235 share units for all directors and executive officers as a group, under deferred compensation plans. Such units have no voting rights.
(e)
Includes 4,947; 2,963; 4,095; 2,487; 5,734; 4,426; and 4,495 share units for Messrs. Arnelle, Beall, Brown, Codina, Dover, Malek and Tregurtha, respectively, and a total of 29,147 share units for all directors and executive officers as a group, granted in connection with the termination of the FPL Group, Inc. Non-Employee Director Retirement Plan. Such units have no voting rights and are subject to forfeiture upon retirement from the Board before age 65.

(f)
Includes 5,861; 523; 7,855; 2,239; and 88 phantom shares for Messrs. Coyle, Dewhurst, Evanson, Hay and Robo, respectively, and a total of 20,803 phantom shares for all directors and executive officers as a group, credited to a Supplemental Matching Contribution Account under the Supplemental Executive Retirement Plan. Phantom shares have no voting rights.
(g)
Includes 12,500; 23,334; 15,625; 25,416; and 15,000 shares of restricted stock held by Messrs. Coyle, Dewhurst, Evanson, Hay, and Robo, respectively; 3,000 shares of restricted stock held by each of Messrs. Arnelle, Beall, Brown, Codina, Dover, Malek and Tregurtha; 3,200 shares of restricted stock held by each of Mrs. Barrat and Mr. Dreyfoos; 900 shares of restricted stock held by each of Messrs. Camaren and Zarb; and a total of 188,411 shares of restricted stock held by all directors and executive officers as a group, as to which each person has voting power, but not investment power.
(h)
Includes options held by Messrs. Coyle, Dewhurst, Evanson, Hay and Robo, to purchase 116,667; 41,667; 175,000; 191,667; and 25,000 shares, respectively, and options to purchase a total of 745,003 shares for all directors and executive officers as a group.
(i)
Includes 350 shares owned by children of Mr. Brown who are over 21 years of age, as to which Mr. Brown disclaims beneficial ownership; 25 shares owned by Mr. Coyle's wife, as to which Mr. Coyle disclaims beneficial ownership; and 20,610 shares owned by Coyle Holdings Limited Partnership, as to which Mr. Coyle disclaims beneficial ownership except to the extent of his pecuniary interest therein.
(j)
Messrs. Codina and Dover are retiring as FPL Group directors in May 2003.
(k)
Less than 1% of the Common Stock outstanding.

Section 16(a) Beneficial Ownership Reporting Compliance

The Company's directors and executive officers are required to file initial reports of ownership and reports of changes of ownership of Common Stock with the Securities and Exchange Commission. Based upon a review of these filings and written representations from the directors and executive officers, all required filings were timely made in 2002 except for the late filing of a Form 3 for Mr. Camaren.

Director Independence; Certain Relationships and Related Transactions

The Board of Directors has conducted a review regarding the independence of each of its members from management of the Company under the criteria legislated by the Sarbanes-Oxley Act of 2002 ("SOA") and proposed in August 2002 and revised in March 2003 by the New York Stock Exchange (proposed Section 303A of the New York Stock Exchange Listed Company Manual). The proposed New York Stock Exchange criteria would also require that the Compensation Committee, Governance Committee and Audit Committee, whose members are all non-employee directors, consist entirely of independent directors, and enhance existing, additional independence requirements for Audit Committee members.

Based on this review, the Board determined that all of the non-employee directors are independent under SOA and proposed Section 303A. Specifically, the Board determined that of the eleven current non-employee directors (including the nine nominated for election at the annual meeting), eight did not have a direct or indirect relationship with the Company outside of their status as a director or shareholder of the Company, and three have an indirect relationship which is described below and which, in each case, the Board determined is not a material relationship which interferes with their independence. The indirect relationships of Mrs. Barrat and Mr. Tregurtha are not required to be disclosed under applicable SEC rules, but the Company is providing this information to assist shareholders in understanding the Board's evaluation of director independence.

Mrs. Barrat is Chairman and Chief Executive Officer of Northern Trust Bank of California N.A. The Northern Trust Company, the parent company of Northern Trust Bank of California, has an ongoing credit, treasury management and trust custody relationship with FPL Group and its subsidiaries. In 2002, The Northern Trust Company provided $40 million in credit facilities to FPL Group subsidiaries (out of a total of $3.1 billion in credit facilities), earned $236,000 in treasury management revenue from Florida Power & Light Company and earned $370,000 in trust custody revenue from an indirect subsidiary of FPL Group. In determining Mrs. Barrat's independence, the Board considered, among other things, that Mrs. Barrat's position is not with the companies that have the business relationships with the Company, that her compensation from Northern Trust Bank of California is not based upon or affected by the revenue or net income received by The Northern Trust Company from FPL Group and its subsidiaries, and that the revenue received in 2002 from FPL Group subsidiaries represented less than 1% of the total revenue of The Northern Trust Company.

Mr. Malek is a managing partner in TC Equity Partners IV, LLC, which is the general partner of Thayer Equity Investors IV, L.P., a private-equity investment fund. Iconixx Corporation is a portfolio investment of Thayer Equity Investors IV, L.P., which owns a 98% interest in Iconixx. In 2002, Florida Power & Light Company entered into an agreement with Iconixx to enhance a transaction management system in the Energy Marketing and Trading division, and paid Iconixx $1,027,650 in 2002 in connection with that agreement. Also in 2002, FPL Energy Power Marketing, Inc. ("PMI"), an indirect subsidiary of the Company, entered into an agreement with Iconixx to integrate data from external sources into the PMI data warehouse, and paid $253,100 in 2002 in connection with that agreement. Both Iconixx agreements ended in 2002. In determining Mr. Malek's independence, the Board considered, among other things, that Mr. Malek's position is not with the company that had the business relationships with the Company, that his compensation from TC Equity Partners IV, LLC is not based upon or affected by the revenue or net income received by Iconixx from FPL Group and its subsidiaries, and that the revenue Iconixx received from the FPL Group subsidiaries was not paid to or consolidated into the results of Thayer Equity Investors IV and represents less than 1% of the total revenue of Thayer Equity Investors IV, L.P.

Mr. Tregurtha is the chairman and chief executive officer and a substantial equity owner of Moran Transportation Company. In October 1998, Florida Power & Light Company entered into a 5-year contract with Petroleum Transport Corporation ("PTC"), an indirect subsidiary of Moran Transportation Company, to provide inland fuel oil barge services to the Sanford and Port Canaveral power generation plants. The contract was awarded as a result of a competitive bidding process. In 2002, Florida Power & Light Company paid PTC $4,504,755 for services under the contract, consisting of $1,727,135 for barging services and $2,777,620 as an early termination payment for Florida Power & Light Company to terminate the Sanford portion of the contract in connection with the reconstruction of that plant and the switching of its fuel from oil to natural gas. The termination payment was made pursuant to the contract to compensate PTC for losses sustained in disposing of specially ordered equipment. The remaining portion of the contract expires on September 20, 2003, and the estimated payment for barge services to Port Canaveral in 2003 is $1,000,000. In determining Mr. Tregurtha's independence, the Board considered, among other things, that the contract was awarded pursuant to a competitive bidding process, that his compensation from Moran Transportation Company and its subsidiaries is not based upon or affected by the revenue or net income received by PTC from Florida Power & Light Company, and the revenue received from Florida Power & Light Company represents less than 1% of the total revenue of Moran Transportation Company and its subsidiaries.

Litigation

In January 2002, Roy Oorbeek and Richard Berman filed suit in the U.S. District Court for the Southern District of Florida against FPL Group (as an individual and nominal defendant); all its current directors (except James L. Camaren and Frank G. Zarb); certain former directors; and certain current and former officers of FPL Group and Florida Power & Light Company, including Lewis Hay III, Dennis P. Coyle, and Paul J. Evanson. The lawsuit alleges that the proxy statements relating to shareholder approval of FPL Group's Long Term Incentive Plan (LTIP) and FPL Group's proposed, but unconsummated, merger with Entergy Corporation (Entergy) were false and misleading because they did not affirmatively state that payments made to certain officers under FPL Group's LTIP upon shareholder approval of the merger would be retained by the officers even if the merger with Entergy was not consummated and did not state that under some circumstances payments made pursuant to FPL Group's LTIP might not be deductible by FPL Group for federal income tax purposes. It also alleges that FPL Group's LTIP required either consummation of the merger as a condition to the payments or the return of the payments if the transaction did not close, and that the actions of the director defendants in approving the proxy statements, causing the payments to be made, and failing to demand their return constitute corporate waste. The plaintiffs seek to have the shareholder votes approving FPL Group's LTIP and the merger declared null and void, the return to FPL Group of $62 million of payments received by the officers, compensatory damages of $92 million (including the $62 million of payments received by the officers) from all defendants (except FPL Group) and attorneys' fees. FPL Group's board of directors had previously established a special committee to investigate a demand by another shareholder that the board take action to obtain the return of the payments made to the officers and expanded that investigation to include the allegations in the Oorbeek and Berman complaint.

In March 2002, William M. Klein, by Stephen S. Klein under power of attorney, on behalf of himself and all others similarly situated, filed suit in the U.S. District Court for the Southern District of Florida against FPL Group (as nominal defendant); all its current directors (except James L. Camaren and Frank G. Zarb); certain former directors; and certain current and former officers of FPL Group and Florida Power & Light Company, including Paul J. Evanson, Lewis Hay III and Dennis P. Coyle. The lawsuit alleges that the payments made to certain officers under FPL Group's LTIP upon shareholder approval of the proposed merger with Entergy were improper and constituted breaches of fiduciary duties by the individual defendants because the LTIP required consummation of the merger as a condition to the payments. The plaintiff seeks the return to FPL Group of the payments received by the officers ($62 million); contribution, restitution and/or damages from the individual defendants; and attorneys' fees. These allegations also were referred to the special committee of FPL Group's board of directors investigating the allegations in the Oorbeek and Berman lawsuit.

In August 2002, the special committee filed under seal with the court its report of its investigation. The report concluded that pursuit of the claims identified by the plaintiffs in the Oorbeek and Berman and the Klein lawsuits is not in the best interest of FPL Group or its shareholders generally, and recommended that FPL Group seek dismissal of the lawsuits. After reviewing the special committee's report, FPL Group's board of directors (with only independent directors participating) concluded likewise. In September 2002, FPL Group, as nominal defendant, filed the special committee's report in the public docket and filed with the court a Statement of Position setting forth the special committee's and the board's conclusions and authorizing the filing of a motion to dismiss. The Statement of Position also reported that during the course of the special committee's investigation of the allegations in the lawsuits a separate question arose concerning the interpretation of the provisions of the LTIP pursuant to which the payments to eight senior officers were calculated. The board, the affected officers (two of whom have retired from FPL Group), and their respective legal counsel are discussing resolution of the issue. Any change from the original interpretation could result in a repayment to FPL Group of up to approximately $9 million.

In February 2003, Donald E. and Judith B. Phillips filed suit in the U.S. District Court for the Southern District of Florida against FPL Group (as nominal defendant); all its current directors (except James L. Camaren and Frank G. Zarb); certain former directors; and certain current and former officers of FPL Group and Florida Power & Light Company, including Paul J. Evanson, Lewis Hay III and Dennis P. Coyle. The allegations in, and relief sought by, the lawsuit are similar to those in the Oorbeeck and Berman lawsuits.

Director Meetings and Committees

The Board of Directors met nine times in 2002. Each director, except Mr. Brown, attended at least 75% of the total number of Board meetings and meetings of the committees on which he or she served. Mr. Brown attended 15 of 21 (71%) of such meetings.

FPL Group's Audit Committee, comprised of Mrs. Barrat and Messrs. Beall (Chair), Brown, Dover, Dreyfoos and Malek, met eleven times in 2002. An updated written charter for the Committee was approved by the Board in May 2000. As set forth in more detail in the charter, the Audit Committee assisted the Board in monitoring the financial reporting process, the internal control structure and the independence and performance of the internal audit department and the independent public accountants. During 2002, the Board examined the composition of the Audit Committee in light of the existing New York Stock Exchange rules governing audit committees. Based upon this examination, the Board confirmed that all members of the Audit Committee are "independent" within the meaning of the Exchange's existing rules.

More recently, the Board has reviewed and made the determinations required by the Sarbanes-Oxley Act of 2002 ("SOA"), Securities and Exchange Commission ("SEC") rules and proposed Section 303A of the New York Stock Exchange Listing Manual, regarding the independence of the members of the Audit Committee.

In March 2003, the Audit Committee developed an updated charter for the Committee, which was approved by the Board March 21, 2003 and effective May 1, 2003. The complete text of the new charter, which reflects standards set forth in SOA, in new and proposed SEC regulations and in proposed New York Stock Exchange corporate governance rules, is reproduced in an appendix to this proxy statement. As set forth in more detail in the new charter, the Audit Committee has the authority to appoint or replace the Company's independent auditor, and approves all permitted services to be performed by the independent auditor. The Audit Committee assists the Board in monitoring the integrity of the financial statements, compliance with legal and regulatory requirements, the system of disclosure controls and internal controls and the independence and performance of the internal audit department and the independent public accountants.

The Compensation Committee, comprised of Messrs. Arnelle, Beall, Brown (Chair), Camaren, Codina, Tregurtha, and Zarb, met five times in 2002. Messrs. Camaren and Zarb were appointed to the Committee in December 2002. Its functions include reviewing and approving the executive compensation program for FPL Group and its subsidiaries; setting performance targets; assessing executive performance; making grants of salary, annual incentive compensation, and long-term incentive compensation; and approving certain employment agreements.

The Governance Committee, which is comprised of Mrs. Barrat and Messrs. Codina (Chair), Dover, Dreyfoos, Tregurtha and Zarb, met five times in 2002. Mr. Zarb was appointed to the Committee in December 2002. It is responsible for identifying and evaluating potential nominees for election to the Board and recommends candidates for all directorships to be filled by the shareholders or the Board. The Committee will consider potential nominees recommended by any shareholder entitled to vote in elections of directors. Potential nominees must be submitted in writing to the Corporate Secretary, FPL Group, Inc., P.O. Box 14000, 700 Universe Boulevard, Juno Beach, Florida 33408-0420 and must be received not later than 90 days in advance of the Annual Meeting of Shareholders.

Director Compensation

Directors of FPL Group who are salaried employees of FPL Group or any of its subsidiaries do not receive any additional compensation for serving as a director or committee member. Non-employee directors of FPL Group receive an annual retainer of $32,000 plus 700 shares of restricted Common Stock. Non-employee committee chairpersons receive an additional annual retainer of $4,000. A fee of $1,300 is paid to non-employee directors for each Board or committee meeting attended. Newly-elected non-employee directors are awarded 200 shares of restricted Common Stock when they join the Board.

Effective November 1, 1996, FPL Group's Non-Employee Director Retirement Plan was terminated. Retirement benefits of non-employee directors in office in 1996 and not retiring at or prior to the 1997 annual shareholders' meeting were converted to share units of FPL Group Common Stock. Such directors will be entitled to payment of the then current value of these share units upon ending service as a Board member at or after age 65.

Non-employee directors are covered by travel and accident insurance while on FPL Group business. Total premiums attributable to such directors amounted to $2,363 for 2002.

Audit Committee Report

The Audit Committee submits the following report for 2002:

The Audit Committee of the Board (Committee) consists of six independent directors. The responsibilities of the Committee are set forth in its written charter, which has been adopted by the Board of Directors (Board). A copy of that charter was reproduced as an appendix to the proxy statement for the 2001 annual meeting of shareholders (2000 Charter). In March 2003, a new charter was adopted by the Board, and a copy of the new charter is included as an appendix to this proxy statement. However, the new charter is effective May 1, 2003, and the Committee's activities described in this report for 2002 were performed pursuant to the 2000 Charter.

In accordance with the 2000 Charter, the Committee assists the Board in fulfilling its responsibility for oversight of the quality and integrity of the accounting, auditing and financial reporting practices of the Company. During 2002, the Committee met eleven times, including four meetings where the Committee discussed the interim financial information contained in each quarterly earnings announcement with the chief accounting officer and independent auditors prior to public release.

In discharging its oversight responsibility as to the audit process, the Audit Committee obtained from the independent auditors a formal written statement describing all relationships between the auditors and the Company that might bear on the auditors' independence consistent with Independence Standards Board Standard No. 1, "Independence Discussions with Audit Committees," discussed with the auditors any relationships that may impact their objectivity and independence and satisfied itself as to the auditors' independence. The Committee also discussed with management, the internal auditors and the independent auditors the quality and adequacy of the Company's internal controls and the internal audit function's organization, responsibilities, resources and staffing. The Committee reviewed with both the independent and the internal auditors their audit plans, audit scope, and identification of audit risks.

The Committee discussed and reviewed with the independent auditors all communications required by generally accepted auditing standards, including those described in Statement on Auditing Standards No. 61, as amended, "Communication with Audit Committees" and discussed and reviewed the results of the independent auditors' examination of the financial statements. The Committee also discussed the results of the internal audit examinations.

The Committee reviewed the audited financial statements of the Company for the year ended December 31, 2002, with management and the independent auditors. Management has the responsibility for the preparation of the Company's financial statements, and the independent auditors have the responsibility for the examination of those statements.

Based on the above-mentioned review and discussions with management and the independent auditors, the Committee recommended to the Board that the Company's audited financial statements be included in its Annual Report on Form 10-K for the year ended December 31, 2002, for filing with the Securities and Exchange Commission.

As specified in the 2000 Charter, it is not the duty of this Committee to plan or conduct audits or to determine that the Company's financial statements are complete and accurate and in accordance with generally accepted accounting principles. These are the responsibilities of the Company's management and independent auditors. In discharging our duties as a Committee, we have relied on (i) management's representations to us that the financial statements prepared by management have been prepared with integrity and objectivity and in conformity with generally accepted accounting principles, and (ii) the report of the independent auditors with respect to such financial statements.

Respectfully submitted,

          Robert M. Beall, II, Chairman
          Sherry S. Barrat
          J. Hyatt Brown
          Willard D. Dover
          Alexander W. Dreyfoos, Jr.
          Fredric V. Malek

Compensation Committee Report

The Compensation Committee submits the following report for 2002:

FPL Group's executive compensation program is designed to align compensation with the Company's business strategy, its goals and values, and the return to its shareholders. The program is also designed to provide a competitive compensation package, both in terms of its components and overall, that will attract and retain key executives critical to the success of the Company.

The Board of Directors adopted, and in 1994 and 1999 shareholders approved, an Annual Incentive Plan and a Long Term Incentive Plan that are intended to prevent, under normal circumstances, the loss of the federal income tax deductions available to the Company for the amount of any compensation paid thereunder to the chief executive officer and the four other most highly-compensated officers. Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to public companies for compensation exceeding $1 million paid to its named executive officers. However, certain portions of our named executive officers' compensation (in 2002, those portions being compensation earned under the Annual Incentive Plan and the Long Term Incentive Plan) may qualify for deduction under 162(m). The Compensation Committee intends to continue to take actions, including seeking shareholder approval of incentive plans, to ensure that our executive compensation programs meet the eligibility requirements under Section 162(m) of the Code. In some cases, it may not be possible to keep a given person's compensation under the Section 162(m) limit or to qualify all compensation for deductibility under Section 162(m) in a particular year, but that remains always the goal of this Committee. We strive to meet that goal as long as doing so is compatible with what the Committee considers to be a sound compensation program, which is competitive and enables us to attract and retain the most capable management team possible in furtherance of the interests of the shareholders.

The Committee determines an executive's competitive total level of compensation based on information drawn from a variety of sources, including utility and general industry surveys, proxy statements, and independent compensation consultants. The Company's 2002 "comparator group" consists of twelve electric utilities (all of which are included in the Dow Jones Electric Utilities Index and ten of which are included in the Standard & Poor's Electric Companies Index) and twelve telecommunications and general industry companies located in the Eastern United States. Electric utility industry trends (i.e., reregulation and increasing competition) and the need to recruit from outside the industry are the principal reasons for including companies other than electric utilities in the comparator group. Compensation for Lewis Hay III, Paul J. Evanson, and Dennis P. Coyle also must comply with the terms of their Employment Agreements (see "Employment Agreements" herein).

There are three components to the Company's executive compensation program: base salary, annual incentive compensation, and long-term incentive compensation. In 2002, the three components were structured so that base salary represented 27% to 60% of an executive officer's total targeted compensation, annual incentive compensation represented 15% to 25% of such compensation, and long-term incentive compensation represented 24% to 52% of such compensation. The more senior the position, the greater the portion of compensation that is based on performance.

Base salaries are set by the Committee and are designed to be competitive with the comparator group companies described above. Generally, the Committee targets salary levels between the second and third quartiles of the comparator group, adjusted to reflect the individual's job experience and responsibilities. Increases in base salaries are based on the comparator group's practices, the Company's performance, the individual's performance, and increases in cost of living indices. The corporate performance measures used in determining adjustments to executive officers' base salaries are the same performance measures used to determine annual incentive compensation, weighted as discussed below in regard to the chief executive officer's compensation. Base salaries are reviewed and adjusted annually. Employment Agreements in effect for Lewis Hay III, Paul J. Evanson, and Dennis P. Coyle provide for each officer that his base salary shall be at least equal to his base salary as in effect in 2000 and shall be reviewed at least annually and increased substantially consistent with increases in base salary awarded to peer executives of the Company, but not less than increases in the consumer price index.

Annual incentive compensation is based on the attainment of net income goals for the Company, which are established by the Committee at the beginning of the year, and adjusted for specified items including any changes in accounting principles, any changes in the mark-to-market value of non-managed hedges, and certain charges or gains ("adjusted net income"). The amounts earned on the basis of this performance measure are subject to reduction based on the degree of achievement of other corporate performance measures (and in the case of Florida Power & Light Company ("FPL"), business unit performance measures), and in the discretion of the Committee. These other corporate performance measures, which for 2002 consisted of the financial and operating indicators discussed below in regard to the chief executive officer's compensation, and business unit performance measures were also established by the Committee at the beginning of the year. For 2002, the adjusted net income goal was met, and the average level of achievement of the other performance measures exceeded the targets. However, the amounts paid out for 2002 were less than the amounts that could have been paid based on the attainment of the adjusted net income goal.

Long-term incentive compensation is based primarily on the average level of achievement under the annual incentive plans, typically over a four-year period for performance share awards, and on the average annual total shareholder return of FPL Group as compared to that of a peer group, typically over a three-year period, for shareholder value awards. Prior to 2002, the peer group for shareholder value awards was the Dow Jones Electric Utilities Index companies. In 2002, for new shareholder value award grants and for grants previously made but not yet vested, the Committee changed the peer group to the Standard & Poor's Electric Companies Index companies, which the Committee determined was a more appropriate comparator group of companies for FPL Group. Targeted awards for both performance share and shareholder value awards, in the form of shares granted under the Company's Long Term Incentive Plan, are made at the beginning of the period. Since one of the goals of the performance share program is to link directly the financial interests of FPL Group's shareholders and senior management, performance share award payouts (except for cash for the payment of incomes taxes) are made in shares of Common Stock which the recipient is expected, consistent with general guidelines, to hold for the duration of his or her employment. Long-term incentive compensation also includes stock options and restricted stock in amounts intended to ensure that the Company's total executive compensation program is competitive, in terms of both composition and amount, with the compensation programs of other companies with which the Company competes for executive talent.

For 2002, Mr. Hay, FPL Group's chief executive officer, was paid $880,000 in base salary, $1,116,720 in annual incentive compensation, and $907,496 (consisting of 5,082 shares of Common Stock and $186,747 in cash for the performance share award payout and $440,629 in cash for the shareholder value award payout) in long-term incentive compensation. Mr. Hay was awarded options for 75,000 shares of Common Stock and 11,250 shares of restricted stock, all of which vest one-third each year for three years. The base salary reflects the Committee's assessment of Mr. Hay's overall performance and an analysis of the salaries of the chief executive officers in the comparator group.

Mr. Hay's annual incentive compensation for 2002 was based on the achievement of the Company's adjusted net income goals, and the following performance measures for FPL (weighted 75%) and the non-utility and/or new businesses (weighted 25%) and upon certain qualitative factors. For FPL, the incentive performance measures were financial indicators (weighted 50%) and operating indicators (weighted 50%). The financial indicators were operations and maintenance costs, capital expenditure levels, adjusted net income, regulatory return on equity, and operating cash flow. The operating indicators were service reliability as measured by the frequency and duration of service interruptions and service unavailability; system performance as measured by availability factors for the fossil power plants and an industry index for the nuclear power plants; employee safety; number of significant environmental violations; customer satisfaction survey results; load management installed capability; and conservation programs' annual installed capacity. For the non-utility and/or new businesses, the performance measures included total combined return on equity; non-utility adjusted net income and return on equity; corporate and other net income; employee safety; and number of significant environmental violations. The qualitative factors included measures to position FPL Group for increased competition and initiating other actions that significantly strengthen FPL Group and enhance shareholder value.

Mr. Hay's long-term compensation for 2002 consisted of payouts under a performance share award and a shareholder value award, each granted in 2001. The performance share award payout was based on an average level of achievement of better than 100% of target with respect to the annual incentive plan for the years ended December 31, 2001 and December 31, 2002. As in 2002, the performance measures for 2001 were based on predefined financial, operational, and strategic objectives. The shareholder value award payout was determined by multiplying Mr. Hay's target number of shares by a factor derived by comparing the average annual total shareholder return of FPL Group (price appreciation or depreciation of FPL Group Common Stock plus dividends) to the median total shareholder return of the Standard & Poor's Electric Companies Index companies for the performance period beginning January 1, 2001 and ending December 31, 2002. The factor derived was greater than 160% and, as required by the plan, was reduced to the maximum payout level of 160% of the targeted award.

Respectfully submitted,

          J. Hyatt Brown, Chairman
          H. Jesse Arnelle
          Robert M. Beall, II
          James L. Camaren
          Armando M. Codina
          Paul R. Tregurtha
          Frank G. Zarb

Executive Compensation

The following table sets forth compensation paid during the past three years to FPL Group's chief executive officer and the other four most highly-compensated persons who served as executive officers of FPL Group, Florida Power & Light Company ("FPL"), or FPL Energy, LLC at December 31, 2002.

Summary Compensation Table

		Annual Compensation			Long-Term Compensation
Name and Principal Position	Year	Salary	Bonus	Other Annual Compensation	Restricted Stock Award(s)(a)	Securities Underlying Options(#)	LTIP Payouts(b)	All Other Compensation(c)
Lewis Hay III(d)	2002	$880,000	$1,116,720	$20,215	$592,200	75,000	$907,496	$22,097
Chairman, President and CEO of	2001	607,550	1,053,932	15,376	1,942,200	200,000	—	16,869
FPL Group and Chairman and	2000	423,000	449,300	14,099	—	—	6,696,320	15,661
CEO of FPL
Paul J. Evanson	2002	724,200	663,700	14,986	493,500	75,000	1,937,523	11,643
President of FPL	2001	693,000	1,652,207	11,113	1,157,250	150,000	—	11,174
	2000	660,000	660,700	11,105	—	—	10,395,654	8,544
Moray P. Dewhurst(e)	2002	452,000	425,800	16,594	263,200	50,000	408,053	9,715
Vice President, Finance and	2001	181,100	406,404	25,121	1,107,000	100,000	—	2,555
Chief Financial Officer of FPL	2000	—	—	—	—	—	—	—
Group and Senior Vice
President, Finance and Chief
Financial Officer of FPL
Dennis P. Coyle	2002	484,600	305,300	15,717	394,800	50,000	1,001,200	10,051
General Counsel and	2001	463,700	855,736	12,485	925,800	100,000	—	9,277
Secretary of FPL Group and FPL	2000	442,500	334,100	9,146	—	—	6,349,587	8,512
James L. Robo(f)	2002	279,615	391,400	37,752	592,000	75,000	—	22,763
President of FPL Energy, LLC	2001	—	—	—	—	—	—	—
	2000	—	—	—	—	—	—	—

(a)
At December 31, 2002, Mr. Hay held 29,166 shares of restricted common stock with a value of $1,753,752, of which 11,250 shares were granted in 2002 and 17,916 were granted in 2001 and vest as to 18,333 shares in 2003, 7,083 shares in 2004, and 3,750 shares in 2005; Mr. Evanson held 18,750 shares of restricted common stock with a value of $1,127,438, of which 9,375 shares were granted in each of years 2002 and 2001 and vest as to 12,500 shares in 2003 and 3,125 shares in each of years 2004 and 2005; Mr. Dewhurst held 20,000 shares of restricted common stock with a value of $1,202,600, of which 5,000 shares were granted in 2002 and 15,000 shares were granted in 2001 and vest as to 6,666 shares in 2003 and 6,667 shares in each of years 2004 and 2005; Mr. Coyle held 15,000 shares of restricted common stock with a value of $901,950, of which 7,500 shares were granted in each of years 2002 and 2001 and vest as to 10,000 shares in 2003 and 2,500 shares in each of years 2004 and 2005; and Mr. Robo held 10,000 shares of restricted common stock with a value of $601,300 which were granted in 2002 and vest as to 3,334 shares in 2003 and 3,333 shares in each of years 2004 and 2005. Dividends at normal rates are paid on restricted common stock.
(b)
For 2002, payouts of vested shareholder value awards were made in cash and payouts of vested performance share awards were made in a combination of cash (for payment of income taxes) and shares of FPL Group common stock, valued at the closing price on the date payouts were approved. Messrs. Evanson and Dewhurst deferred their performance share award payouts under FPL Group's Deferred Compensation Plan. For 2001, payouts were based on a performance period of one fiscal year and, in accordance with SEC rules, are reported for 2001 under the "Bonus" column of this table. For 2000, upon a change of control as defined in the FPL Group, Inc. Long Term Incentive Plan 1994, on December 15, 2000, all performance criteria of performance-based awards, restricted stock and other stock-based awards held by executive officers were deemed fully achieved, and all such awards were deemed fully earned and vested. The performance criteria of performance-based awards were waived and the awards were paid out using an assumption of maximum performance for Messrs. Hay, Evanson and Coyle.

(c)
For 2002, represents employer matching contributions to thrift plans of $6,211 for Mr. Robo and $9,500 for each of the other named officers, and employer contributions for life insurance as follows: Mr. Hay $12,597, Mr. Evanson $2,143, Mr. Dewhurst $215, Mr. Coyle $551, and Mr. Robo $6,552. For Mr. Robo, also includes $10,000 moving expense incentive.
(d)
Mr. Hay joined FPL Group in July 1999 as Vice President, Finance and Chief Financial Officer of FPL Group and Senior Vice President, Finance and Chief Financial Officer of FPL. He served as President of FPL Energy, LLC from March 2000 to December 2001 and was elected President and Chief Executive Officer of FPL Group on June 11, 2001. He was elected Chairman of the Board of FPL Group and FPL and Chief Executive Officer of FPL on January 1, 2002.
(e)
Mr. Dewhurst was appointed Vice President, Finance and Chief Financial Officer of FPL Group and Senior Vice President, Finance and Chief Financial Officer of FPL in July 2001.
(f)
Mr. Robo joined FPL Group in March 2002 as Vice President, Corporate Development and Strategy and was appointed President of FPL Energy, LLC in July 2002.

Long Term Incentive Plan Awards

In 2002, performance share awards, shareholder value awards, and non-qualified stock option awards under FPL Group's Amended and Restated Long Term Incentive Plan were made to the executive officers named in the Summary Compensation Table as set forth in the following tables.

Performance Share Awards

			Estimated Future Payouts Under Non-Stock Price-Based Plans
Name	Number of Shares (#)	Period Performance Until Payout
			Target (#)	Maximum (#)
Lewis Hay III	18,705	1/1/02—12/31/05	18,705	29,928
Paul J. Evanson	9,796	1/1/02—12/31/05	9,796	15,674
Moray P. Dewhurst	5,241	1/1/02—12/31/05	5,241	8,386
Dennis P. Coyle	5,619	1/1/02—12/31/05	5,619	8,990
James L. Robo	3,538	1/1/02—12/31/05	3,538	5,661

The performance share awards in the preceding table are, under normal circumstances, payable at the end of the performance period indicated. The amount of the payout is determined by multiplying the participant's target number of shares by his average level of attainment, expressed as a percentage, which may not exceed 160%, of his targeted awards under the Annual Incentive Plans for each of the years encompassed by the award period. A description of the 2002 Annual Incentive Plan performance indicators is included in the Compensation Committee Report herein. The performance share award payouts for the performance period ending December 31, 2002 are included in the Summary Compensation Table herein in the column entitled "LTIP Payouts."

Shareholder Value Awards

			Estimated Future Payouts Under Non-Stock Price-Based Plans
Name	Number of Shares (#)	Period Performance Until Payout
			Target (#)	Maximum (#)
Lewis Hay III	12,754	1/1/02—12/31/04	12,754	20,406
Paul J. Evanson	8,397	1/1/02—12/31/04	8,397	13,435
Moray P. Dewhurst	3,930	1/1/02—12/31/04	3,930	6,288
Dennis P. Coyle	4,214	1/1/02—12/31/04	4,214	6,742
James L. Robo	2,358	1/1/02—12/31/04	2,358	3,773

The shareholder value awards in the preceding table are, under normal circumstances, payable at the end of the performance period indicated. The amount of the payout is determined by multiplying the participant's target number of shares by a factor derived by comparing the annual total shareholder return of FPL Group (price appreciation or depreciation of FPL Group Common Stock plus dividends) to the total shareholder return of the Standard & Poor's Electric Companies Index companies over the performance period. The payout may not exceed 160% of targeted awards. The shareholder value award payouts for the performance period ended December 31, 2002, which were at the maximum payout level, are listed in the Summary Compensation Table herein in the column entitled "LTIP Payouts."

Option Grants in Last Fiscal Year

	Individual Grants
Name	Number of Securities Underlying Options Granted (#)(a)	Percent of Total Options Granted to Employees in Fiscal Year	Exercise or Base Price ($/Share)	Expiration Date	Grant Date Present Value ($)(b)
Lewis Hay III	75,000	4.5%	52.64	2/11/2012	670,500
Paul J. Evanson	75,000	4.5%	52.64	2/11/2012	670,500
Moray P. Dewhurst	50,000	3.0%	52.64	2/11/2012	447,000
Dennis P. Coyle	50,000	3.0%	52.64	2/11/2012	447,000
James L. Robo	75,000	4.5%	59.20	3/22/2012	807,000

(a)
Options granted are non-qualified stock options. All stock options will become exercisable one-third per year and be fully exercisable after three years. All options were granted at an exercise price per share of 100% of the fair market value of FPL Group common stock on the date of grant.
(b)
The hypothetical values shown were calculated using the Black-Scholes option pricing model, based on the following assumptions. For Mr. Robo's option grant, the volatility rate is equal to 19.15% and the dividend yield (representing the current per share annualized dividends divided by the annualized fair market value of the common stock) is equal to 4.03%. For all other options, the volatility rate is equal to 19.16% and the dividend yield is equal to 4.05%. The risk-free interest rate is equal to the interest rate on a U.S. Treasury zero-coupon bond on the date of grant with a maturity corresponding to the estimated time until exercise of seven years (for Mr. Robo's option grant, 5.46%, and for all other options, 4.93%). The values do not take into account risk factors such as non-transferability or risk of forfeiture.

The preceding table sets forth information concerning individual grants of common stock options during fiscal year 2002 to the executive officers named in the Summary Compensation Table. Such awards are also listed in the Summary Compensation Table herein in the column entitled "Securities Underlying Options."

Aggregated Option Exercises in Last Fiscal Year
and Fiscal Year-End Option Values

			Number of Securities Underlying Unexercised Options at Fiscal Year-End (#)		Value of Unexercised In-The-Money Options at Fiscal Year-End ($)
Name	Number of Shares Acquired on Exercise (#)	Value Realized ($)
			Exercisable	Unexercisable	Exercisable	Unexercisable
Lewis Hay III	0	0	91,667	183,333	79,668	721,082
Paul J. Evanson	0	0	75,000	150,000	0	561,750
Moray P. Dewhurst	0	0	25,000	125,000	119,500	733,000
Dennis P. Coyle	0	0	50,000	100,000	0	374,500
James L. Robo	0	0	0	75,000	0	69,750

The preceding table sets forth information, with respect to the named officers, concerning the exercise of stock options during the fiscal year and unexercised options held at the end of the fiscal year. The named officers did not exercise any stock options during 2002. All the exercisable and unexercisable options shown in the preceding table were granted in 2001 and 2002. At December 31, 2002, the fair market value of the underlying securities (based on the closing share price of FPL Group common stock reported on the New York Stock Exchange) was $60.13 per share, and did not exceed the exercise price of the options, except for (i) 16,667 and 25,000 exercisable options held by Messrs. Hay and Dewhurst, respectively, and (ii) 108,333; 75,000; 125,000; 50,000; and 75,000 unexercisable options held by Messrs. Hay, Evanson, Dewhurst, Coyle and Robo, respectively.

Retirement Plans

FPL Group maintains a non-contributory defined benefit pension plan and a supplemental executive retirement plan (SERP). The FPL Group Employee Pension Plan and SERP were amended to a cash balance style plan effective April 1, 1997. Employees who were SERP participants on that date were not affected by the change, however. The following table shows the estimated annual benefits to employees not affected by the change, which includes two of the executive officers named in the Summary Compensation Table, Messrs. Evanson and Coyle. Benefits are calculated on a straight-line annuity basis, payable assuming retirement in 2002 at age 65 after the indicated years of service.

Pension Plan Table

	Years of Service
Eligible Average Annual Compensation (a)
	10	20	30	40	50
$ 300,000	$58,470	$116,927	$145,397	$153,721	$156,109
400,000	78,470	156,927	195,397	206,221	208,609
500,000	98,470	196,927	245,397	258,721	261,109
600,000	118,470	236,927	295,397	311,221	313,609
700,000	138,470	276,927	345,397	363,721	366,109
800,000	158,470	316,927	395,397	416,221	418,609
900,000	178,470	356,927	445,397	468,721	471,109
1,000,000	198,470	396,927	495,397	521,221	523,609
1,100,000	218,470	436,927	545,397	573,721	576,109
1,200,000	238,470	476,927	595,397	626,221	628,609
1,300,000	258,470	516,927	645,397	678,721	681,109
1,400,000	278,470	556,927	695,397	731,221	733,609
1,500,000	298,470	596,927	745,397	783,721	786,109
1,600,000	318,470	636,927	795,397	836,221	838,609
1,700,000	338,470	676,927	845,397	888,721	891,109

(a)
The maximum eligible average annual compensation shown in the table is based on 120% of the 2002 pensionable earnings (which includes annual salary and bonus as shown on the Summary Compensation Table) for the highest compensated named officer covered by the non-contributory defined benefit pension plan and SERP and not affected by the change to a cash balance style plan, which is Mr. Evanson.

The compensation covered by the plans includes the 2002 annual salaries and bonus of Messrs. Evanson and Coyle, but no other amounts shown in the Summary Compensation Table. Estimated credited years of service for Mr. Evanson is 10 years, and for Mr. Coyle is 13 years. Amounts shown in the pension plan table reflect deductions to partially cover employer contributions to social security. A supplemental retirement plan for Mr. Coyle provides for benefits based on two times his credited years of service. A supplemental retirement plan for Mr. Evanson provides for benefits based on two times his credited years of service up to age 65 and one times his credited years of service thereafter.

Under the cash balance benefit formula, credits are accumulated in an employee's account and are determined as a percentage of the employee's monthly covered earnings in accordance with the following formula:

Years Of Service	Percent of Compensation
0-5	4.5%
5 or more	6.0%

In addition, the employee's account is credited quarterly with interest at an annual rate that is based upon the yield on one-year Treasury Constant Maturities. A higher rate can be provided in the Company's discretion and was so provided in 2002. Benefits under the cash balance benefit formula are not reduced for employer contributions to social security or other offset amounts.

Messrs. Hay, Dewhurst and Robo are the named executive officers covered by the cash balance style plan. Benefits under the plan are based upon annual salary and awards under the annual incentive plan (which is included in the "Bonus" column of the Summary Compensation Table). The estimated age 65 annual retirement benefit payable under that plan, based upon total covered compensation from FPL Group and subsidiaries, which was included in their 2002 taxable income (expressed as a joint and 50% survivor benefit) is $349,190 for Mr. Hay, $134,455 for Mr. Dewhurst, and $159,335 for Mr. Robo. This estimate assumes their 2002 pensionable earnings increase annually (salary by 3.5% per year, and annual incentive awards equal to 112% of salary for Mr. Hay and 87% of salary for Messrs. Dewhurst and Robo) until age 65 (year 2020 for Messrs. Hay and Dewhurst, and 2027 for Mr. Robo) and a cash balance interest crediting rate of 5.0%. The estimated age 65 cash balance account was converted to an annuity based on a 5.08% discount rate and 1994 GAR unisex mortality.

A supplemental retirement plan for Mr. Hay provides a benefit equal to 65% of Mr. Hay's highest average annual compensation (annual salary plus annual incentive award) for the three consecutive calendar year periods out of the four consecutive calendar year period ending with the calendar year in which he retires (final average pay), reduced by the then annual amount of a joint and 50% survivor benefit (which is the actuarial equivalent of the benefits to which he is entitled under the non-contributory defined benefit pension plan and the SERP). If Mr. Hay terminates his employment prior to age 65, the benefit will be reduced on a pro rata basis if he fails to complete at least fifteen years of service with FPL Group or its subsidiaries, and it will be further reduced on an actuarial basis as a result of its early distribution. The plan provides a minimum annual joint and 50% survivor benefit (50% of final average pay) payable to Mr. Hay and his surviving spouse upon his termination of employment with FPL Group and its subsidiaries on his normal retirement age (age 65), reduced on an actuarial basis if he terminates before that age. Under the supplemental plan, Mr. Hay's estimated age 65 annual retirement benefit (expressed as a joint and 50% survivor benefit, and calculated based on the same covered compensation and the same assumed increases in pensionable earnings as described in the preceding paragraph) would be increased, over the estimate described above for the cash balance style plan and SERP benefits, by approximately $1,703,944.

The Company sponsors a split-dollar life insurance plan for certain of its officers, including the executive officers named in the Summary Compensation Table except Mr. Dewhurst. Benefits under the split-dollar plan are provided by universal life insurance policies purchased by the Company. If the officer dies prior to retirement (defined to include age plus years of service), the officer's beneficiaries generally receive two and one-half times the officer's annual salary at the time of death. If the officer dies after retirement, but before termination of his split-dollar agreement, the officer's beneficiaries receive a percentage of the officer's final annual salary (50% in the case of the named executive officers who participate in the plan). Upon termination of the agreement after 10 years, at age 65 or termination of employment which qualifies as retirement, whichever is later, the life insurance policies will be assigned to the officer or his beneficiary. Each officer is taxable on the insurance carrier's one-year term rate for his life insurance coverage.

Employment Agreements

2000 Agreements—On December 15, 2000, when the Company's shareholders approved a proposed merger with Entergy, previously-existing employment agreements between the Company and certain officers, including Messrs. Hay, Evanson and Coyle, became effective (the 2000 Agreements). The 2000 Agreements provide that the officer shall be employed by the Company or its affiliates for a period of four years in a position at least commensurate with his position with the Company and/or its affiliates in December 2000. During the employment period, the officer shall be paid an annual base salary at least equal to his annual base salary for 2000, with annual increases consistent with those awarded to other peer officers of the Company, but not less than the increases in the consumer price index; shall be paid an annual bonus at least equal to the highest bonus paid to him for any of the three years immediately preceding 2000; be given the opportunity to earn long-term incentive compensation at least as favorable as such opportunities given to other peer officers of the Company during 2000 or thereafter; and shall be entitled to participate in employee benefit plans providing benefits at least as favorable as those provided to other peer officers of the Company during 2000 or thereafter.

In the event that during the employment period the officer's employment is terminated by the Company (except for death, disability, or cause) or if the officer terminates his employment for good reason, as defined in the 2000 Agreement, the officer is entitled to severance benefits in the form of a lump-sum payment equal to the compensation due for the remainder of the employment period or for two years, whichever is longer. Such benefits would be based on the officer's then base salary plus an annual bonus at least equal to the bonus for the year 2000. The officer is also entitled to the maximum amount payable under all long-term incentive compensation grants outstanding, continued coverage under all employee benefit plans, supplemental retirement benefits and a full gross-up in respect of any excise tax incurred as a result of the benefits received pursuant to the 2000 Agreement.

Amendments to 2000 Agreements—In February 2002, each of Messrs. Hay, Evanson, and Coyle agreed to amend his 2000 Agreement, and, at the same time, enter into a new executive retention employment agreement with the Company (the 2002 Agreements). The definition of good reason contained in each 2000 Agreement was amended to provide the Company with greater flexibility to assign different duties and responsibilities to the named executive officers without triggering the officer's rights to terminate employment and be entitled to severance and other benefits. In order to avoid duplication of benefits, each 2000 Agreement was also amended to provide that if a change of control, as defined in the named executive officer's 2002 Agreement, occurs prior to the expiration of the 2000 Agreement, the 2000 Agreement will terminate and the 2002 Agreement will become effective.

2002 Agreements—Each of the individuals named in the Summary Compensation Table is a party to a 2002 Agreement with the Company. In the case of Messrs. Hay, Evanson and Coyle, if a change of control does not occur prior to the expiration of his 2000 Agreement, his 2002 Agreement will not become effective until the expiration of his 2000 Agreement and the subsequent occurrence of a potential change of control or a change of control, each as defined in the 2002 Agreement.

Change of control is defined in the 2002 Agreements as (i) the acquisition by any individual, entity, or group of 20% or more of either the Company's common stock or the combined voting power of the Company other than directly from the Company or pursuant to a merger or other business combination which does not itself constitute a change of control, (ii) the incumbent directors of the Company ceasing, for any reason, to constitute a majority of the board of directors, unless each director who was not an incumbent director was elected, or nominated for election, by a majority of the incumbent directors and directors subsequently so elected or appointed (excluding those elected as a result of an election contest), (iii) approval by shareholders or, if specified by the board of directors in the exercise of its discretion, consummation of a merger, sale of assets or other business combination as a result of which (x) the voting securities of the Company outstanding immediately prior to the transaction do not immediately following the transaction represent more than 60% of the common stock and the voting power of all voting securities of the resulting ultimate parent entity or (y) members of the board of directors of the Company constitute less than a majority of the members of the board of directors of the resulting ultimate parent entity, or there is no assurance that they, or their nominees, will constitute at least a majority of that board of directors for at least two years, or (iv) the shareholders approve the liquidation or dissolution of the Company. A potential change of control is defined as (i) announcement of an intention to take or consider taking actions which, if consummated or approved by shareholders, would constitute a change of control, or (ii) the acquisition by any individual, entity, or group of 15% or more of either the Common Stock or the combined voting power of the Company other than directly from the Company or pursuant to a merger or other business combination which does not itself constitute a change of control.

Once effective, each named executive officer's 2002 Agreement provides that he shall be employed by the Company for a period of three years in a position at least commensurate with his position with the Company in the ninety day period immediately preceding the effective date of the 2002 Agreement. During this three year employment period, each named executive officer shall be (i) paid an annual base salary at least equal to his annual base as in effect on the effective date, with annual increases consistent with those awarded to other peer officers of the Company, but not less than the increases in the consumer price index; (ii) paid an annual bonus (expressed as a percentage of his annual base salary) consistent with those of peer executives at the Company, but at least equal to the higher of (x) his targeted annual bonus for the then current fiscal year divided by his then current annual base salary or (y) the average percentage of his annual base salary (as in effect for the applicable years) that was paid or payable as an annual bonus for each of the three fiscal years preceding the fiscal year in which the effective date occurs (or, if higher, for each of the three fiscal years immediately preceding the fiscal year in which a change of control occurs, if a change of control occurs after the effective date); (iii) given the opportunity to earn long-term incentive compensation no less favorable than such opportunities given to him at any time during the 90 days preceding the effective date or, if more favorable, those provided at any time after the effective date to peer officers of the Company (but without duplication of awards granted in connection with the shareholder approval of the proposed merger with Entergy); and (iv) entitled to participate in savings, retirement and other employee benefit plans providing benefits no less favorable than those provided to him at any time during the 90 days preceding the effective date or, if more favorable, those provided at any time after the effective date to peer officers of the Company.

In the event of a change of control, each 2002 Agreement provides that (i) 50% of a named executive officer's outstanding performance stock-based awards (performance share awards and shareholder value awards) shall be vested and earned at an achievement level equal to the higher of (x) the targeted level of performance of each such award or (y) the average level (expressed as a percentage of target) of achievement in respect of similar awards maturing over the three fiscal years immediately prior to the year in which the change of control occurred; (ii) all other outstanding stock-based awards granted to the named executive officer shall be fully vested and earned; (iii) all options and other exercisable rights granted to the named executive officer shall become exercisable and vested; and (iv) the restrictions, deferral limitations and forfeiture conditions applicable to all outstanding awards granted to the named executive officer shall lapse and such awards shall be deemed fully vested. However, no awards which were granted in connection with the shareholder approval of the proposed merger with Entergy shall become vested, earned or exercisable under the 2002 Agreements as a result of a change of control.

A named executive officer will receive the remaining 50% of the outstanding performance stock-based awards (calculated in the same manner as described above) on the first anniversary of the change of control if he has remained employed by the Company or an affiliate through such date or upon an earlier termination of employment by the Company (except for death, disability or cause) or by the named executive officer for good reason (defined in the same manner as in the amended 2000 Agreement). Upon such a termination of employment following a change of control and during the employment period, the named executive officer is entitled to, among other things, a lump sum severance payment equal to three times the sum of his annual base salary plus his annual bonus; a payment in respect of three years of foregone supplemental retirement benefits; continued coverage under all employee benefit plans, and certain other benefits and perquisites, for three years; and a full gross-up in respect of any excise tax incurred as a result of the benefits received pursuant to the 2002 Agreement. Such amounts and benefits would also be provided if such a termination of a named executive officer occurs following a potential change of control and prior to an actual change of control, and during the employment period, except that 100% of the outstanding performance stock-based awards (calculated as described above) would be vested and earned, excluding any such awards granted in connection with the shareholder approval of the proposed merger with Entergy. In addition, each named executive officer will also receive a pro rata portion (based upon deemed employment until the end of the three year employment period) of each long-term incentive compensation award granted to him on or after the date of the change of control;

provided that he will not be eligible to receive any payment with respect to any non-vested portion of an award which was granted in connection with the shareholder approval of the proposed merger with Entergy.

Shareholder Proposals

Proposals on matters appropriate for shareholder consideration consistent with the regulations of the Securities and Exchange Commission submitted by shareholders for inclusion in the proxy statement and form of proxy for the 2004 Annual Meeting of Shareholders must be received at FPL Group's principal executive offices on or before December 11, 2003. After February 24, 2004, notice to FPL Group of a shareholder proposal submitted for consideration at the 2004 Annual Meeting of Shareholders, which is not submitted for inclusion in FPL Group's proxy statement and form of proxy, will be considered untimely and the persons named in the proxies solicited by FPL Group's Board of Directors for the 2004 Annual Meeting of Shareholders may exercise discretionary voting power with respect to any such proposal. Shareholder proposals may be mailed to Dennis P. Coyle, Secretary, FPL Group, Inc., P.O. Box 14000, 700 Universe Boulevard, Juno Beach, Florida 33408-0420.

General

The expense of soliciting proxies will be borne by FPL Group. Proxies will be solicited principally by mail, but directors, officers, and regular employees of FPL Group or its subsidiaries may solicit proxies personally, by telephone or other electronic media. FPL Group has retained D.F. King & Co., Inc. to assist in the solicitation of proxies, for which services it will be paid a fee of $5,000 plus out-of-pocket expenses. FPL Group will reimburse custodians, nominees or other persons for their out-of-pocket expenses in sending proxy materials to beneficial owners.

Householding of Annual Disclosure Documents

Under a Securities and Exchange Commission rule concerning the delivery of annual disclosure documents, called "householding," certain brokers, banks and other intermediaries have arranged that a single set of our annual report and proxy statement is being delivered to multiple shareholders sharing an address unless those brokers, banks and other intermediaries have received contrary instructions from one or more of the shareholders. The rule applies to FPL Group's annual reports, proxy statements or information statements. Each shareholder will continue to receive a separate proxy card or voting instruction card.

FPL Group will deliver promptly upon written or oral request a separate copy of this proxy statement or other annual disclosure documents, to a shareholder at a shared address to which a single copy of the document was sent. If you would like to receive your own set of these documents, or would like to receive your own set of FPL Group's annual disclosure documents in future years, contact us in writing at FPL Group, Shareholder Services, P.O. Box 14000, 700 Universe Blvd., Juno Beach, Florida, 33408 or by calling 561-694-4694. Two or more shareholders sharing an address can request delivery of a single copy of annual disclosure documents if they are receiving multiple copies by contacting FPL Group in the same manner.

If a broker or other nominee holds your FPL Group shares, please contact ADP and inform them of your request by calling them at (800) 542-1061. You will need the name of your brokerage firm and your account number.

Electronic Access to Proxy Statement and Annual Report

This Proxy Statement and FPL Group's 2002 Annual Report may be viewed online at www.fplgroup.com. If you are a shareholder of record, you can elect to receive future annual reports and proxy statements electronically by going to the web site www.econsent.com/fpl and following the instructions there, or by following the instructions provided if you vote by Internet. If you choose this option your choice will remain in effect until cancelled. If you should choose to cancel this option and resume mail delivery of these documents, return to the web site www.econsent.com/fpl and make the appropriate selection or notify FPL Group's transfer agent, EquiServe Trust Company, N.A. at P.O. Box 43010, Providence, RI, 02940-3010 by mail. If you hold your FPL Group stock through a bank, broker or another holder of record, refer to the information provided by that entity for instructions on how to elect this option.

Other Business

The Board of Directors does not know of any other business to be presented at the meeting and does not intend to bring before the meeting any matter other than the proposals described herein. However, if any other business should come before the meeting, or any adjournments thereof, the persons named in the accompanying proxy will have discretionary authority to vote all proxies.

Regardless of the number of shares you own, it is important that your shares be represented at the Annual Meeting. Accordingly, you are respectfully requested to mark, sign, date, and return the accompanying proxy card at your earliest convenience. Alternatively, you may cast your vote by telephone or electronically by following the instructions on your proxy card.

By order of the Board of Directors.

Dennis P. Coyle
Secretary
April 10, 2003

Appendix

FPL Group, Inc.
Audit Committee of the Board of Directors

Charter

  I. Purpose

The Audit Committee is appointed by the Board of Directors to assist the Board in monitoring (1) the integrity of the financial statements of the Corporation, (2) the independent auditor's qualifications and independence, (3) the performance of the Corporation's internal audit function and independent auditor, (4) the compliance by the Corporation with legal and regulatory requirements, and (5) the Corporation's system of disclosure controls and system of internal controls relating to its accounting and financial reporting processes.

The Committee shall prepare the report required by the rules of the Securities and Exchange Commission (the "Commission") to be included in the Corporation's annual proxy statement, and shall prepare such reports, confirmations and affirmations as may be required by the New York Stock Exchange from time to time, or requested by the Corporation in connection with any such reports, confirmations and affirmations.

  II. Membership

The Committee shall consist of not less than three directors. The members of the Committee shall meet the independence and experience requirements of the New York Stock Exchange, Section 10A(m)(3) of the Securities Exchange Act of 1934 (the "Exchange Act") and the rules and regulations of the Commission. At least one member of the Committee shall be an "audit committee financial expert" as defined by rules of the Commission. Committee members shall not simultaneously serve on the audit committees of more than two other public companies, unless specifically approved by the Board. The members of the Committee shall be appointed by the Board of Directors on the recommendation of the Governance Committee, and may be replaced by the Board of Directors.

  III. Committee Chairman

One member of the Committee shall be designated its Chairman and shall preside over the meetings of the Committee and report to the Board.

  IV. Reporting

The Committee shall report its activities to the full Board on a regular basis.

  V. Review and Evaluation

The Committee shall review and reassess the adequacy of this Charter annually and recommend any proposed changes to the Board for approval. The Committee shall annually review the Committee's own performance.

  VI. Administrative Secretary

The Committee shall designate an administrative secretary who shall not be a member of the Committee. The administrative secretary shall keep minutes of the meetings of the Committee and perform such other functions as are designated by the Committee.

  VII. Authority and Responsibilities

General

The Committee shall have the sole authority to appoint or replace an independent auditor (the "independent auditor") (subject, if applicable, to shareholder ratification), and the independent auditor will report directly to the Committee. The Committee will be directly responsible for the engagement, compensation, retention and oversight of the work of the independent auditor engaged for any audit, review or attest services, including the resolution of any disagreements between management and the independent auditor regarding the Corporation's financial reporting.

The Committee will pre-approve all audit, audit related, and all permitted non-audit services to be performed for the Corporation by the independent auditor, including the fees therefor and other material terms thereof. Such pre-approval will not be required with respect to permitted non-audit services which meet the requirements of the de minimus exception described in Section 10A(i)(1)(B) of the Exchange Act. The Committee may, in its discretion and consistent with Commission rules, establish pre-approval policies and procedures with respect to audit, audit related, and permitted non-audit services, and may form and delegate authority (including the authority to pre-approve audit, audit related, and permitted non-audit services) to subcommittees consisting of one or more Committee members (provided that any subcommittee decision to pre-approve such services will be presented to the full Committee at its next scheduled meeting).

The Committee shall have the authority to retain outside counsel, accountants or other advisors for such purposes as the Committee, in its sole discretion, determines to be necessary to carry out its responsibilities. The Corporation shall provide for appropriate funding, as determined by the Committee, for payment of compensation to the independent auditor for the purpose of rendering or issuing an audit report and to any other such advisors employed by the Committee.

The Committee, to the extent necessary or as it deems appropriate, will:

Financial Statement and Disclosure Matters

•
Review and discuss with management and the independent auditor the annual audited financial statements of the Corporation, including disclosures made in management's discussion and analysis, and recommend to the Board whether such audited financial statements should be included in the Corporation's Form 10-K.

•
Review and discuss with management and the independent auditor the Corporation's quarterly financial statements (and the related disclosures made in management's discussion and analysis) prior to the filing of the Corporation's Quarterly Reports on Form 10-Q.

•
Review major issues regarding accounting principles and financial statement presentations, including any significant changes made in the Corporation's selection or application of accounting principles and practices, any major issues as to the adequacy of the Corporation's internal controls and any special steps adopted in light of material control deficiencies.

•
Review and discuss reports from the independent auditor on:

•
Critical accounting policies and practices, as identified to the Committee by the independent auditor.

•
All alternative treatments of financial information within generally accepted accounting principles for policies and practices related to material items that have been discussed with management, ramifications of the use of such alternative disclosures and treatments, and the treatment preferred by the independent auditor.

  •
  Other material written communications between the independent auditor and management, such as any schedule of unadjusted differences and any "management letter" or "internal control letter" issued or proposed to be issued by the independent auditor.

•
Review management's internal control report required to be included in the Corporation's annual report on Form 10-K, management's assessment of the internal control structure and procedures of the Corporation for financial reporting, and the independent auditor's attestation of management's assessment.

•
Afford the chief financial officer and chief accounting officer open lines of communication to the Committee.

•
Discuss with management the earnings press releases of the Corporation, including the use of "pro forma" or "adjusted" non-GAAP information, as well as financial information and earnings guidance provided to analysts and rating agencies. This may be done generally through a discussion from time to time (and need not be in advance of each such release or provision of such guidance) of the types of information to be disclosed and the types of presentations to be made.

•
Discuss with management the Corporation's policies relating to risk assessment and risk management, including the Corporation's major financial risk exposures and an overview of the steps management has taken to monitor and control such exposures.

•
Discuss with the independent auditor the matters required to be discussed by Statement on Auditing Standards No. 61 relating to the conduct of the audit, including any difficulties encountered in the course of the audit work, any restrictions on the scope of activities or access to requested information, and any significant disagreements with management.

•
Review disclosures made to the Committee by the Corporation's CEO and CFO during their certification process for the Form 10-K and Forms 10-Q about any significant deficiencies in the design or operation of internal controls or material weaknesses therein and any fraud involving management or other employees who have a significant role in the Corporation's internal controls.

Oversight of the Corporation's Internal Audit Function

•
Afford the Corporation's director of internal audit unrestricted access to the Committee.

•
Review the appointment and replacement of the director of internal audit.

•
Review the significant reports to management prepared by the internal auditing department and management's responses.

•
Discuss with management and the independent auditor the internal audit department responsibilities, budget and staffing and any recommended changes in the planned scope of the internal audit.

•
Discuss the adequacy of the internal audit program with the director of internal audit.

•
Review with the director of internal audit, on at least an annual basis, the proposed schedule for audits for the next fiscal year.

Oversight of the Corporation's Relationship with the Independent Auditor

In addition to the matters listed above under "General":

•
Obtain, review and evaluate a report from the independent auditor at least annually regarding (a) the independent auditor's internal quality-control procedures, (b) any material issues raised by the most recent internal quality-control review, or peer review, of the firm, or by any inquiry or investigation by governmental or professional authorities within the preceding five years respecting one or more independent audits carried out by the firm, (c) any steps taken to deal with any such issues, and (d) all relationships between the independent auditor and the Corporation. Evaluate the qualifications, performance and independence of the independent auditor, including considering whether the auditor's quality controls are adequate and the provision of permitted non-audit services is compatible with maintaining the auditor's independence, and taking into account the opinions of management and internal auditors.

•
Review and evaluate the qualifications, independence and performance of the independent auditor, including the lead partner of the independent auditor team.

•
Based on the foregoing reviews and evaluations, present its conclusions with respect to the independent auditor's qualifications, performance and independence to the Board.

•
Confirm the rotation of the independent auditor's lead partner and concurring partner, as required by law. Consider whether, in order to assure continuing auditor independence, it is appropriate to replace the independent auditing firm from time to time.

•
Meet with the independent auditor prior to the audit to discuss the scope, planning and staffing of the audit.

•
Determine policies for the Corporation's hiring of employees or former employees of the independent auditor who participated in any capacity in the audit of the Corporation, and monitor compliance with such policies.

•
Review and consider such other matters in relation to the external audit of the Corporation as the Committee, in its discretion, may determine to be advisable.

•
Provide routine open access to both the Committee and the Board to discuss any matters thought appropriate.

Compliance Oversight Responsibilities

•
Obtain from the independent auditor assurance that its audit does not require a response under Section 10A(b) of the Exchange Act.

•
Obtain from the independent auditor confirmation that neither it nor any affiliate has provided any services which are prohibited under applicable laws and regulations relating to the qualifications of accountants.

•
Confirm with management that the Corporation and its affiliated entities are in conformity with applicable legal requirements, and review management's program to monitor compliance with the Corporation's Code of Conduct and with any code of ethics adopted for the Corporation's chief executive officer and senior financial officers, including review of any violations and waivers of such code of ethics.

•
Establish procedures for the receipt, retention and treatment of complaints received by the Corporation regarding accounting, internal accounting controls or auditing matters, and the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters.

•
Discuss with management and the independent auditor any correspondence with regulators or governmental agencies and any published reports which raise material issues regarding the Corporation's financial statements or accounting policies.

•
Discuss with the Corporation's General Counsel legal matters that may have a material impact on the financial statements or the Corporation's compliance policies.

  VIII. Meetings

The Committee shall meet:

•
Four times during the year, at the principal offices of the Corporation or as directed by the Chairman of the Committee.

•
Quarterly, by telephone conference, prior to the Corporation's earnings press release.

•
As otherwise called by the Chairman of the Committee or as directed by the Board.

•
Periodically with management, the internal auditors and the independent auditor in separate sessions.

While the Committee has the responsibilities and powers set forth in this Charter, it is not the duty of the Committee to plan or conduct audits or to determine that the Corporation's financial statements are complete and accurate and are in accordance with generally accepted accounting principles. This is the responsibility of management and the independent auditor. It is not the duty of the Committee to conduct investigations or to assure compliance with laws and regulations and the Corporation's Code of Conduct.

Effective: May 1, 2003

FPL Group
2003 Annual Meeting
PGA National Resort
400 Avenue of the Champions
Palm Beach Gardens, Florida

DRIVING DIRECTIONS

1.
I-95: PGA Boulevard, exit 79B. Proceed west on PGA Boulevard (approximately 2 1/4 miles) through the intersection of PGA Blvd. and the Florida Turnpike. Take the first left after the Florida Turnpike intersection on Avenue of the Champions at the entrance to PGA National. The resort is at the end of Avenue of the Champions. At the stop sign, facing the resort, turn right. Parking is available in the parking lot on the right side.
2.
Florida Turnpike: Palm Beach Gardens (PGA Boulevard), exit 109. At the light go west and take the first left on Avenue of the Champions at the entrance to PGA National. The resort is at the end of Avenue of the Champions. At the stop sign, facing the resort, turn right. Parking is available in the parking lot on the right side.

0732-PS-0403

c/o EquiServe Trust Company, N.A. P.O. Box 8694 Edison, NJ 08818-8694	THE FPL GROUP, INC. 2003 ANNUAL MEETING OF SHAREHOLDERS Friday, May 23, 2003, 10:00 A.M. PGA National Resort 400 Avenue of the Champions Palm Beach Gardens, Florida

ADMISSION TICKET

Voter Control Number

Your vote is important. Please vote immediately.

Vote-by-Internet		OR	Vote-by-Telephone

1.	Log on to the Internet and go to http://www.eproxyvote.com/fpl.		1.	Call toll-free 1-877-PRX-VOTE (1-877-779-8683)
2.	Enter your Voter Control Number listed above and follow the easy steps outlined on the secured website.		2.	Enter your Voter Control Number listed above and follow the easy recorded instructions.

If you vote over the Internet or by telephone, please do not mail your card.
DETACH HERE IF YOU ARE RETURNING YOUR PROXY CARD BY MAIL
☒	Please mark votes as in this example.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" PROPOSALS 1 AND 2 AND "AGAINST" SHAREHOLDER PROPOSAL 3.

						FOR	AGAINST	ABSTAIN
1.	Election of Directors			2.	Ratification of Auditors	☐	☐	☐
(01) H. Jesse Arnelle, (02) Sherry S. Barrat, (03) Robert M. Beall, II,
(04) J. Hyatt Brown, (05) James L. Camaren, (06) Alexander W. Dreyfoos, Jr.,
(07) Paul J. Evanson, (08) Lewis Hay III, (09) Frederic V. Malek,
(10) Paul R. Tregurtha and (11) Frank G. Zarb
	FOR ALL NOMINEES ☐	WITHHELD FROM ALL NOMINEES ☐		3.	Expensing Stock Options	FOR ☐	AGAINST ☐	ABSTAIN ☐
			For all nominees except as noted above
				4.	In their discretion such other business as may properly come before the meeting.
MARK HERE IF YOU PLAN TO ATTEND THE MEETING	☐
Signature:	Date:	2003	Signature:	Date:	2003

NOTE: Please sign exactly as the name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee, guardian or corporate officer, please give full title as such.

Admission — This ticket, along with a form of personal identification, admits the named shareholder(s) and one guest.

Security — For the safety of attendees, all boxes, handbags and briefcases are subject to inspection.

Driving Directions

1.
I-95: PGA Boulevard, exit 79B. Proceed west on PGA Boulevard (approximately 2 1/4 miles) through the intersection of PGA Blvd. and the Florida Turnpike. Take the first left after the Florida Turnpike intersection on Avenue of the Champions at the entrance to PGA National.

2.
Florida Turnpike: Palm Beach Gardens (PGA Boulevard), exit 109. At the light, go west and take the first left on Avenue of the Champions at the entrance to PGA National.

The resort is at the end of Avenue of the Champions. At the stop sign, facing the resort, turn right. Parking is available in the parking lot on the right side.

        FPL Group's 2003 Annual Shareholders' Meeting will be held at 10:00 A.M. Eastern Time on Friday, May 23, 2003 at the PGA National Resort, Palm Beach Gardens, Florida. If you plan to attend the Annual Shareholders' Meeting, please tear off and keep the upper portion of this form as your ticket for admission to the meeting. This ticket, along with a form of personal identification, admits the named Shareholder(s) and one guest.

        PGA National Resort is handicap accessible. If you require special assistance, call the Coordinator, Shareholder Services at 561-694-4694.

        Your vote is important. Regardless of whether you plan to attend the meeting, it is important that your shares be voted. Accordingly, we ask that you vote your shares as soon as possible using one of three convenient methods: over the phone, over the Internet or by signing and returning your proxy card in the envelope provided. If you plan to attend the meeting, please mark the appropriate box on the proxy.

DETACH HERE IF YOU ARE RETURNING YOUR PROXY CARD BY MAIL

PROXY/VOTING INSTRUCTIONS

FPL GROUP, INC.
This Proxy is solicited on behalf of the Board of Directors

        The undersigned hereby appoints Dennis P. Coyle, Lawrence J. Kelleher, and Mary Lou Kromer, and each of them, with power of substitution, proxies of the undersigned, to vote all shares of Common Stock of FPL Group, Inc. that the undersigned would be entitled to vote at the Annual Meeting of Shareholders to be held May 23, 2003, and any adjournment or postponement thereof, upon the matters referred to on this proxy and, in their discretion, upon any other business that may properly come before the meeting.

        This Proxy when properly executed will be voted in the manner directed by the undersigned shareholder. If no direction is made, this Proxy will be voted FOR proposals 1 and 2 and AGAINST proposal 3.

        If you are a participant in any of FPL Group, Inc.'s Employee Thrift Plans (the "Plans"), this proxy information will be forwarded to Fidelity Management Trust Company, as Trustee of the Thrift Plans, and will tell the Trustee how to vote the number of shares of Common Stock reflecting your proportionate interest in the FPL Group Stock Fund and the FPL Group Leveraged ESOP Fund. Your instructions will also determine the vote on a proportionate number of the Leveraged ESOP shares which are held in the Thrift Plans but not yet allocated to participants. If you do not give the Trustee voting instructions, the number of shares reflecting your proportionate interest will not be voted, but your proportionate share of the unallocated Leveraged ESOP shares will be voted by the Trustee in the same manner as it votes unallocated shares for which instructions are received.

SEE REVERSE SIDE	CONTINUED, AND TO BE SIGNED AND DATED ON THE REVERSE SIDE	SEE REVERSE SIDE

QuickLinks

BUSINESS OF THE MEETING
Union's Supporting Statement
Board of Director's Response
INFORMATION ABOUT THE COMPANY AND MANAGEMENT
Total Return for the Five Years Ended December 31, 2002
Summary Compensation Table
Performance Share Awards
Shareholder Value Awards
Option Grants in Last Fiscal Year
Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values
Pension Plan Table
FPL Group, Inc. Audit Committee of the Board of Directors Charter